                                                                   EXHIBIT 10.12

                   ABC BROKERAGE ACCOUNTING SYSTEM AGREEMENT

                                    BETWEEN


                        PERSHING DIVISION OF DONALDSON,
                   LUFKIN & JENRETTE SECURITIES CORPORATION


                                      AND


                             RAGAN MACKENZIE, INC.



                             DATED:  APRIL 1, 1997
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                                    CONTENTS


1.   THE SYSTEM............................................................   1
     1.1  The System.......................................................   1

2.   SOFTWARE AND SYSTEM DOCUMENTATION.....................................   1
     2.1  Software and System Documentation Provided by ABC................   1
     2.2  License..........................................................   1
     2.3  Title to Software and System Documentation.......................   2
     2.4  Modifications....................................................   2
     2.5  Additional Software..............................................   3
     2.6  Indemnity........................................................   3
     2.7  Confidentiality..................................................   3
     2.8  Care and Possession of System....................................   3

3.   SOFTWARE INSTALLATION (Not Applicable)................................   4
     3.1  Required Hardware................................................   4
     3.2  Software Installation............................................   4

4.   CONVERSION (Not Applicable)...........................................   4
     4.1  Conversion.......................................................   4

5.   PRICE, PAYMENT AND COSTS..............................................   5
     5.1  Price............................................................   5
     5.2  Taxes............................................................   5
     5.3  Payment..........................................................   5
     5.4  System Operators.................................................   5
     5.5  Travel Costs.....................................................   6
     5.6  Supplies.........................................................   6

6.   TERM AND TERMINATION..................................................   6
     6.1  Term.............................................................   6
     6.2  Termination by Customer..........................................   6
     6.3  Surviving Obligations............................................   6

7.   ABC SUPPORT...........................................................   7
     7.1  Support Services.................................................   7
     7.2  Enhancements.....................................................   7
     7.3  Regulatory Compliance............................................   7
     7.4  Limitation.......................................................   8
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     7.5  Cessation of Support.............................................   8

8.   WARRANTIES AND LIMITATIONS OF LIABILITY...............................   8
     8.1  Ownership........................................................   8
     8.2  Express Warranty.................................................   8
     8.3  Warranty Disclaimer..............................................   9
     8.4  Limitation of Liability..........................................   9

9.   GENERAL...............................................................   9
     9.1  Entire Agreement.................................................   9
     9.2  Assignment.......................................................   9
     9.3  Enforceability...................................................  10
     9.4  Notices..........................................................  10
     9.5  Use of Name......................................................  10
     9.6  New York Law.....................................................  10
     9.7  Arbitration......................................................  10
     9.8  Headings.........................................................  10
     9.9  Authority to Sign................................................  10
     9.10 Delays...........................................................  11

                                     -ii-
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                               TABLE OF SCHEDULES


SCHEDULE                      DESCRIPTION
--------                      -----------
   A           ABC Brokerage Accounting System Modules
   B           IBM AS/400 Processing System (Not Applicable)
   C           Price and Payment Schedule
   D           Form for Perpetual Software License Agreement

                        ABC BROKERAGE SYSTEM AGREEMENT

     AGREEMENT made this 1st day of April, 1997, between Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation ("ABC"), with its principal place of business at One Pershing Plaza, Jersey City, New Jersey 07399 and Ragen MacKenzie, Inc. ("Customer") with its principal place of business at 999 Third Avenue, Seattle, Washington 98104.

1.   THE SYSTEM

     1.1  THE SYSTEM

     ABC agrees to provide to Customer and maintain the Software and System Documentation as set forth in Schedule A (collectively known as the "System").

2.   SOFTWARE AND SYSTEM DOCUMENTATION

     2.1  SOFTWARE AND SYSTEM DOCUMENTATION PROVIDED BY ABC

     A. "Software" collectively refers to all of the modules listed in Schedule "A," any custom modifications provided under 2.4(A) below, all enhancements and options provided under 7.2 below, and all other computer programs and related material given or disclosed by ABC to Customer in relation to this Agreement.

     B.   ABC shall provide the Software to Customer in object code form only.

     C. Customer agrees to install, or reasonably attempt to install, the IBM Operating System/400 compatible with the Hardware provided by Customer under this Agreement.

     D. ABC shall provide Customer with user documentation for the Software (the "System Documentation").

     2.2  LICENSE

     A. In accordance with the terms herein, ABC grants to Customer, and Customer accepts from ABC, a non-exclusive, non-transferable license to use the Software and System Documentation during the term of Agreement ("the License").

     B. Customer shall use the software only on the Customer Hardware on which it has been installed by ABC. Customer shall not alter or modify the ABC software, data bases, data files or job flows or any other aspect thereof. Customer shall not make the Software System Documentation, or any translation, description, adaptation, modification, revision, copy or partial copy thereof, in whole or part, available to any other person or entity (e.g. by sale, transfer, publication, disclosure, display, licensure or otherwise). Customer shall use the System for its internal use only, and shall in no event offer brokerage accounting services to third parties, offer access to the system to third parties on a time-sharing basis, or otherwise use the system in connection with offering service as a computer service bureau. Notwithstanding the foregoing, Customer is allowed to use the System to provide services to its correspondents to whom it provides clearing and execution services.

     2.3  TITLE TO SOFTWARE AND SYSTEM DOCUMENTATION

     All software and documentation provided to Customer by ABC, including the Software and the System Documentation, together with all modifications, revisions, changes, copies, and partial copies thereof, are proprietary to ABC and title thereto remains in ABC. All applicable rights to patents, copyrights, trademarks and trade secrets in said materials are and shall remain in ABC. All copies made by Customer of the Software, System Documentation, and all other documentation and programs disclosed, used or developed hereunder, including translations, compilations, partial copies with modifications and updated works, are and shall remain the sole property of ABC. Customer agrees to reproduce and incorporate all trade secret, copyright and other proprietary notices, which are contained in the Software and System Documentation provided by ABC, in all copies, partial copies or modifications thereof.

     2.4  MODIFICATIONS

     A. Customer may request ABC to make custom modifications to the Software. ABC has the right to accept or reject any such request for modifications. If ABC decides to develop a requested modification, it shall do so as mutually agreed.

     B. Customer may also add its own custom software to the ABC Software. ABC shall provide file descriptions and advice (on a time and materials basis) to Customer to effect any custom modifications. Customer software will not be maintained by ABC. ABC does not represent or warrant that any subsequent enhancements or other Software changes made by ABC will be compatible with any Customer software.

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     2.5  ADDITIONAL SOFTWARE

     Customer may use any excess processing capacity available on the Hardware for information processing other than that set forth in Schedule "A." In the event the Customer uses the Hardware processing capacity for Customer applications other than as set forth in Schedule "A," ABC shall not be responsible for any degradation in System processing determined by ABC to result from such additional use.

     2.6  INDEMNITY

     ABC shall defend and hold customer harmless from any action, expenses, claims, demands, liabilities or costs including, without limitation, attorney fees, judgments, punitive, exemplary damages and amounts paid in settlement with respect to any threatened or pending action brought against Customer to the extent that it is based on a claim that any Software or System Documentation used within the scope of this Agreement infringes on any patents, copyrights, license or other property right, provided that ABC is immediately notified in writing of such claim. ABC shall not be responsible for any compromise or settlement made without its consent.

     2.7  CONFIDENTIALITY

     A. Customer acknowledges that the Software, System Documentation and all copies thereof constitute valuable trade secrets and other confidential information belonging to ABC (the "Confidential Materials"). Customer agrees to:
(1) limit access to the Confidential Materials to its employees and ABC approved agents (such approval shall not be unreasonably withheld) who are fully instructed as to the confidentiality requirements for such materials and whose access to same is necessary for Customer's authorized internal use of the System; (2) promptly notify ABC of any known circumstances suggesting possible unauthorized possession, use or knowledge of any confidential materials by third parties or employees; and (3) safeguard the confidentiality of all the Software and System Documentation with the same degree of care as it uses to safeguard the confidentiality of its own most valuable and confidential business data.

     2.8  CARE AND POSSESSION OF SYSTEM

     Customer shall not in any manner part with, or surrender the possession of, any of the Software, System Documentation or other materials provided by ABC hereunder, nor allow same to be removed from Customer's possession or from its place of business, nor permit same to be used by anyone except Customer, and its properly authorized employees and agents. Customer shall take any and all reasonable precautions to protect the Software and System Documentation from damage or loss.

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Customer shall keep the Software and System Documentation free and clear of all levies, liens, charges, encumbrances and claims.

3.   SOFTWARE INSTALLATION (NOT APPLICABLE)

     3.1  REQUIRED HARDWARE

     A. Prior to Software installation, Customer shall have installed on its premises and at Customer's cost an IBM AS/400 processing system. The equipment configuration required for proper operation of the Software pursuant to this Agreement (the "Hardware") is described in Schedule "B."

     B. ABC shall not be responsible for any degradation in System processing determined by ABC to result from Customer's addition to the Hardware, as set forth in Schedule "B," of communications facilities, terminals, printers and any other equipment.

     C. Customer has the sole responsibility for the acquisition, preparation, organization, maintenance and repair of the Hardware. All risk of loss or damage to the Hardware, however caused, during ABC's performance of its obligations within the scope of this Agreement shall be borne entirely by Customer except those caused by ABC's gross negligence. All risks associated with the preparation of Customer's computer room facility shall be borne entirely by Customer.

     D. Customer agrees to complete Hardware installation and preparation of its computer room facility ninety (90) days prior to conversion.

     3.2  SOFTWARE INSTALLATION

     ABC shall deliver and install the Software.

4.   CONVERSION (NOT APPLICABLE)

     4.1  CONVERSION

     A. ABC shall direct the conversion of the Customer from its current brokerage accounting system to the ABC system. ABC's responsibilities shall include converting Customer data files to the ABC required format, providing manuals, and training of Customer personnel in the use and operation of the System.

     B. Customer agrees to cooperate with, and to assist, ABC in the conversion process. Customer responsibilities shall include obtaining all required data files from its existing brokerage accounting system or brokerage accounting system vendor in

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electronic form, (magnetic tape) satisfactory to ABC on a timely basis, verifying the accuracy and completeness of the conversion of these files by ABC, and appointing a full-time conversion manager to coordinate all aspects of the conversion. Customer will also make its personnel available for overtime work at Customer's expense as required by the conversion.

     C.   Customer agrees to convert to the ABC System within one hundred eighty
(180) days from the date of this Agreement. If customer fails to convert within one hundred eighty (180) days from the commencement of this Agreement, Customer shall make monthly minimum payments pursuant to Schedule "C" until the conversion is completed or this agreement is terminated pursuant to the Agreement.

5.   PRICE, PAYMENT AND COSTS

     5.1  PRICE

     Customer shall pay to ABC the prices, fees and costs as set forth in Schedule C, and as set forth elsewhere in this Agreement.

     5.2  TAXES

     Customer shall, in addition to the other amounts payable under this Agreement, pay all sales and other taxes, federal, state, or otherwise, however designated, which are levied or imposed by reason of the transaction contemplated by this Agreement. Without limiting the foregoing, Customer shall promptly pay to ABC an amount equal to any such items actually paid, or required to be collected or paid by ABC.

     5.3  PAYMENT

     Customer agrees to pay to ABC, within thirty (30) days after the date of each invoice from ABC, the full amount said invoice. If Customer fails to pay any amounts due as provided above, Customer shall additionally pay interest on said amount to ABC at the rate of one and one-half percent (1-1/2%) per month (but in no event more than the highest rate legally allowable) on such delinquent amounts from the invoice date until date of payment.

     5.4  SYSTEM OPERATORS

     Customer agrees to hire and pay for all operators of the System at Customer's premises. Customer shall limit use of the System to its employees and consultants who have been trained and instructed in accordance with ABC's requirements.

     5.5  TRAVEL COSTS

     Throughout the term of this Agreement, Customer shall be solely responsible for payment of all travel and living costs incurred by ABC to install, convert and support the System.

     5.6  SUPPLIES

     Customer has sole responsibility to obtain, and shall pay all costs and expenses related to, paper, forms and similar supplies necessary for day to day operations of the System provided by ABC hereunder.

6.   TERM AND TERMINATION

     6.1  TERM

     The initial term of this Agreement shall be for five (5) years, during which time there will be no price increases. Either party may choose not to renew the Agreement at the end of the five (5) year initial term by providing the other party with one hundred eighty (180) days prior written notice. This Agreement is not contingent on and shall not be affected by any other agreement between the Customer and ABC.

     6.2  TERMINATION BY CUSTOMER

     Customer may terminate this Agreement prior to the expiration of the initial five (5) year term, provided the Customer pays to ABC a termination charge of: the monthly minimum fee as set forth in Schedule "C" times the number of months remaining in the agreement.

     6.3  SURVIVING OBLIGATIONS

     Upon any termination, expiration, cancellation or non-renewal of this Agreement by either Customer or ABC, then, notwithstanding any other provision of this Agreement:

     A. The Software license and other rights set forth in Section 2 with respect to the Software and System Documentation shall terminate.

     B. All confidentiality obligations hereunder, including without limitation the provisions of Section 2.7, shall remain in force in perpetuity.

7.   ABC SUPPORT

     7.1  SUPPORT SERVICES

     ABC shall use best efforts to support use of the System by Customer on a twenty-four (24) hour, seven (7) day a week basis. Said support shall include the following, as reasonable under the circumstances: (A) phone advice, (B) analysis from a terminal in New Jersey dialed into Customer's System, and (C) sending ABC software maintenance support personnel to Customer's site as ABC shall determine.

     7.2  ENHANCEMENTS

     Customer shall be entitled to receive enhancements to the Software and Systems Documentation (the "Enhancements") referred to in 2.1(a) at no charge upon ABC's announcement, as to each such Enhancement, that it is being made generally available at no charge to ABC customers. ABC may provide Enhancements to the existing Software that relate to functionality, performance and efficiency, but is under no obligation to do so. If implementing said Enhancements requires an upgrade to the IBM Operating System/400 or Hardware or both, Customer shall have installed the appropriate IBM Operating System/400 or Hardware upgrade prior to installation of the Enhancements. Customer is required to have the Enhancements installed within sixty (60) days of being informed by ABC that ABC is prepared to perform such installation. Customer shall also have the right to purchase from ABC a license to use any software module that is made available by ABC as an option, which shall be available to the Customer at the cost provided on the ABC standard price list. The Enhancements and options provided under this paragraph 7.2. shall be delivered in object code form only.

     ABC reserves the right to change the System specifications, data bases, files, formats, data fields and application software without notice as it deems necessary. Such change without notice will not cancel, alter or prevent the enforcement of any provision of this Agreement.

     7.3  REGULATORY COMPLIANCE

     ABC shall use good faith efforts to modify the System to comply with the rules and regulations of the regulatory and self-regulatory organizations within whose jurisdiction the System operates where those rules and regulations can most reasonably be complied with by the System. Customer shall be responsible to inform ABC of how said changes affect its use of the System.

     7.4  LIMITATION

     ABC IS RESPONSIBLE FOR MAINTAINING ONLY THE SOFTWARE PROVIDED BY ABC UNDER THIS AGREEMENT AND IS NOT RESPONSIBLE FOR MAINTAINING COMPUTER PROGRAMS, EQUIPMENT OR OTHER MATERIALS OR THINGS OBTAINED BY CUSTOMERS FROM OTHER SOURCES.

     7.5  CESSATION OF SUPPORT

     If ABC determines that it shall no longer support Customer's use of the System, it shall provide Customer with one hundred eighty (180) days written notice. The Customer may request within ninety (90) days of such notification that ABC deliver to Customer a copy of the source code for the Software and its related documentation, provided that Customer first executes a perpetual license agreement, a copy of which is attached hereto as Schedule "D" and further provided that Customer pays to ABC an amount equal to the monthly minimum fee as set forth in Schedule "C" times the number of months remaining in the Agreement.

     The Support provisions of this Agreement will also terminate immediately upon the bankruptcy, liquidation or receivership of ABC, at which time ABC shall immediately deliver a copy of the source code for the Software and its related documentation to Customer, provided that Customer first signs a perpetual license agreement for the software, a copy of which is attached hereto as Schedule "D".

8.   WARRANTIES AND LIMITATIONS OF LIABILITY

     8.1  OWNERSHIP

     ABC represents that it is the owner of, or has obtained licenses for, the Software and System Documentation being licensed hereunder, and that it has the right to grant Customer the license being granted hereunder.

     8.2  EXPRESS WARRANTY

     ABC represents that the System shall be in good working order. Customer must immediately give ABC written notification setting forth any claimed defect in detail. ABC shall use best efforts to remedy any such defect of which ABC has been so notified, and which can be verified by ABC, in a manner consistent with ABC's regular business practices.

     This warranty does not apply to corrections or remedies for difficulties or defects due to changes to the System by Customer, or due to other causes external to the Software as provided by ABC; Customer shall pay ABC at ABC's standard rates for all such corrections and remedies.

     The foregoing constitutes ABC's sole total obligation, and Customer's sole and exclusive remedy, under the warranty given this paragraph 8.2.

     8.3  WARRANTY DISCLAIMER

     EXCEPT AS PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

     8.4  LIMITATION OF LIABILITY

     ABC's total liability to Customer for money damages shall not exceed $10,000 regardless of the form in which any legal or equitable claim or action relating to this Agreement may be asserted by Customer. IN NO EVENT WILL ABC OR CUSTOMER BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES WHICH CUSTOMER MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT, EVEN IF ABC OR CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.   GENERAL

     9.1  ENTIRE AGREEMENT

     Customer acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth herein. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes all existing agreements and all other oral, written or other communications between the parties concerning the subject matter hereof. This Agreement cannot be modified in any way except by a writing signed by both parties.

     9.2  ASSIGNMENT

     This Agreement may not be assigned by Customer in whole or in part without the prior written consent of ABC. This Agreement shall be binding upon and be binding upon and shall inure to the benefit of ABC and Customer, their respective successors and permitted assigns.

     9.3  ENFORCEABILITY

     If any provision of this Agreement, or any portion thereof, shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement, including without limitation the limitations on ABC's liability, shall not be affected or impaired thereby.

     9.4  NOTICES

     All notices shall be in writing, hand-delivered or sent by registered or certified mail, return receipt requested, and addressed to the parties at the addresses set forth at the beginning of this Agreement or to any other address upon notice to the other party.

     9.5  USE OF NAME

     Neither ABC nor Customer shall utilize the name of the other in any way without the other's prior written consent, provided however, that Customer may inform its customers that ABC is providing the System to Customer.

     9.6  NEW YORK LAW

     This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of New York.

     9.7  ARBITRATION

     Any dispute between Customer and ABC arising out of this agreement or the breach thereof shall be submitted to arbitration before the National Association of Securities Dealers pursuant to its rules and judgment upon the award may be entered in any court having jurisdiction thereof.

     9.8  HEADINGS

     The headings used in this Agreement are intended for convenience or reference only and shall not affect interpretation of this agreement.

     9.9  AUTHORITY TO SIGN

     The individuals executing this Agreement on behalf of ABC and Customer do each hereby represent and warrant that they are duly authorized by all necessary action execute this Agreement on behalf of their respective corporations.

     9.10 DELAYS

     Dates or times by which ABC or Customer are required to perform under this Agreement shall be postponed automatically to the extent that ABC or Customer is prevented from meeting them by causes beyond its reasonable control.

     IN WITNESS WHEREOF, the parties have hereto affixed their hands and seals as of the day and year first written above.

                                       PERSHING DIVISION OF DONALDSON,
                                       LUFKIN & JENRETTE SECURITIES CORPORATION

                                       Dennis D. Castillo
                                       ---------------------------------------
                                       By:    Dennis D. Castillo
                                       Title: Senior Vice President
                                       Date:  4/7/97


                                       Ragen MacKenzie, Inc.

                                       Robert Mortell, Jr.
                                       ---------------------------------------
                                       By:    Robert Mortell, Jr.
                                       Title: Managing Partner
                                       Date:  4-15-97

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